Exhibit 99.1

NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES RECORD NET INCOME AND STRONG YEAR-OVER-YEAR EPS GROWTH DURING SECOND QUARTER OF 2022

SECOND QUARTER 2022 DILUTED EPS UP 13% TO $0.34 AND NON-GAAP DILUTED EPS UP 6% TO $0.35

SECOND QUARTER RESULTS DRIVEN BY ACCELERATED LOAN GROWTH, CONTINUED SIGNIFICANT DEPOSIT GROWTH, AND A HIGHER NIM

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

Second Quarter 2022 Summary

  Earnings/Net Income:
    Diluted GAAP EPS were $0.34, up 13% on a year-over-year basis; excluding merger-related expenses and other one-time items, diluted EPS on a non-GAAP basis were $0.35, up 6% on a year-over-year basis.
    Net income available to common stockholders on a GAAP basis totaled $163 million, up 13% on a year-over-year basis.  On a non-GAAP basis, net income available to common stockholders totaled $166 million, up 6% on a year-over-year basis.
    Pre-provision net revenue ("PPNR") totaled $239 million, up 15% on a year-over-year basis; excluding merger-related expenses, PPNR on a non-GAAP basis was $243 million, up 11% on a year-over-year basis.
  Profitability:
    Return on average assets and return on average tangible assets were 1.10% and 1.17%, respectively, for the current second quarter compared to 1.04% and 1.09%, respectively, for the second quarter of last year.
    Return on average common stockholders' equity and return on average tangible common stockholders' equity were 10.18% and 16.73%, respectively, compared to 9.00% and 14.54%, respectively, for the second quarter of last year.
    The efficiency ratio improved to 35.57% for the current second quarter compared to 37.11% for the second quarter of last year.
  Balance Sheet:
    Loan growth accelerated during the second quarter of 2022, with total loans increasing $1.8 billion to $48.5 billion, up 15% annualized, on a linked quarter basis.  This was driven by continued growth in the multi-family segment and a strong rebound in specialty finance lending.
    Multi-family loans increased $1.0 billion to $36.8 billion, up 11% annualized, on a linked-quarter basis.
    The specialty finance portfolio increased $806 million to $4.1 billion, up 97% annualized, on a linked-quarter basis.
    Total deposits continued their growth trajectory, increasing by $3.3 billion during the quarter, up 35% annualized, on a linked-quarter basis.  The growth continues to be driven by our Banking as a Service ("BaaS") initiative and growth in loan-related deposits.
    BaaS-related deposits totaled $7.8 billion, up $2.3 billion or 43% on a linked-quarter basis.
    Loan-related deposits increased 44% on an annualized basis compared to the first quarter of 2022, to $4.9 billion, up $494 million.
    Core deposits rose $3.1 billion or 41% annualized to $33.2 billion, compared to the first quarter of 2022.
    Wholesale borrowings continued to decline, dropping $2.3 billion or 28% annualized compared to December 31, 2021 while declining $1.0 billion during the second quarter to $13.7 billion, also down 28% annualized.
  Net Interest Margin/Income:
    During the second quarter, our net interest margin ("NIM") improved by nine basis points compared to the previous quarter, to 2.52%.
    Prepayment income nearly doubled during the second quarter to $20 million compared to $11 million during the first quarter of the year.
    Excluding the impact from prepayment income, the NIM, on a non-GAAP basis was 2.38%, up three basis points compared to the first quarter of 2022.
    Net interest income improved to $359 million during the second quarter, up 8% on a year-over-year basis.
  Asset Quality:
    The Company's asset quality remained strong during the second quarter with non-performing assets totaling $56 million or nine basis points of total assets.
    Loans 30 to 89 days past due declined to $30 million or 12% on a linked-quarter basis.
    The allowance for credit losses ("ACL") increased to $216 million, representing 434% of total non-performing loans and 0.45% of total loans at quarter-end.
    At June 30, 2022, deferred loans paying only interest and escrow declined to $139 million, down $143 million or 51% on a linked-quarter basis.

HICKSVILLE, N.Y., July 27, 2022 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended June 30, 2022 of $171 million, up 13% compared to the $152 million the Company reported for the three months ended June 30, 2021. Net income available to common stockholders for the three months ended June 30, 2022 totaled $163 million, also up 13% compared to the $144 million the Company reported for the three months ended June 30, 2021. Diluted EPS were $0.34 for the three months ended June 30, 2022, up 13% compared to the $0.30 the Company reported for the three months ended June 30, 2021.

Excluding merger-related expenses and other one-time items, net income on a non-GAAP basis was $174 million for the three months ended June 30, 2022, up 6% compared to non-GAAP net income of $164 million for the three months ended June 30, 2021. Net income available to common stockholders on a non-GAAP basis for the three months ended June 30, 2022 was up $166 million on a non-GAAP basis, up 6% compared to the $156 million reported for the three months ended June 30, 2021. Non-GAAP diluted EPS for the three months ended June 30, 2022 were $0.35, up 6% compared to non-GAAP diluted EPS of $0.33 reported for the three months ended June 30, 2021.

For the six months ended June 30, 2022, net income totaled $326 million compared to $297 million for the six months ended June 30, 2021, up 10%. Net income available to common stockholders for the six months ended June 30, 2022 was $310 million, up 10% compared to $281 million the Company reported for the six months ended June 30, 2021. Diluted EPS for the six months ended June 30, 2022 totaled $0.66, up 10% compared to diluted EPS of $0.60 the Company reported for the six months ended June 30, 2021.

Excluding merger-related expenses and other one-time items, net income on a non-GAAP basis was $334 million for the six months ended June 30, 2022, up 8% compared to the $309 million the Company reported for the six months ended June 30, 2021. Net income available to common shareholders for the six months ended June 30, 2022 was $318 million, up 9% compared to the $293 million the Company reported for the six months ended June 30, 2021. Non-GAAP diluted EPS for the six months ended June 30, 2022 were $0.67, up 8% compared to diluted EPS of $0.62 the Company reported for the six months ended June 30, 2021.

CEO COMMENTARY

Commenting on the Company's second quarter performance, Chairman, President, and Chief Executive Officer, Thomas R. Cangemi said: "We are extremely pleased with the Company's operating performance during the current second quarter. By almost any measure, results exceeded expectations, despite market volatility and higher interest rates. We reported record net income available to common stockholders, another quarter of record deposit growth, near-record loan growth, record originations, a higher net interest margin, and stable operating expenses, while asset quality remained stellar. This resulted in strong year-over-year diluted earnings per share growth.

"Diluted EPS were $0.34, up 13% on a year-over-year basis, while non-GAAP diluted EPS, excluding merger-related expenses of approximately $4 million, rose 6% to $0.35 compared to $0.33 in the second-quarter of last year.

"One of the main highlights during the quarter was our deposit growth. Total deposits increased $3.3 billion during the second quarter, up 35% on an annualized basis compared to $2.9 billion of deposit growth during the first quarter and now total more than $41 billion. The significant increase continues to be the result of our BaaS initiative and continued success in garnering deposits from our borrowers. Overall, BaaS deposits increased $2.3 billion from the first quarter to $7.8 billion, while loan-related deposits grew nearly $500 million compared to the first quarter and now total $4.9 billion.

"So far during the first half of 2022, loan-related deposits have risen $921 million compared to $475 million during all of 2021, evidencing the Company's strategy to emphasize deposits at the expense of wholesale borrowings. All told, since re-focusing on this source of funding in January of last year, loan-related deposits have increased $1.4 billion, up about 40%.

"Meanwhile, wholesale borrowings continue to decrease, dropping $2.3 billion during the first six months of the year.

"We also saw continued growth in our loan portfolio, as total loans rose $1.8 billion or 15% on an annualized basis compared to the first quarter of the year. This marks the third consecutive quarter of double-digit loan growth and our growth in the second quarter was the second best quarter on record compared only to the fourth quarter of last year when we reported $2.2 billion of growth. Second quarter loan growth was driven by continued solid growth in the multi-family portfolio and a strong rebound in the specialty finance portfolio compared to last quarter.

"Loan originations of $5.3 billion also set a new record for the Company during the current second quarter. This was up almost 50% compared to the first quarter of the year and over 70% higher than what was originated during the second quarter of last year.

"While the loan portfolio has grown significantly, we have not compromised our standards, continuing to underwrite all of our loans based on our conservative criteria. This is reflected in our strong asset quality metrics, as non-performing assets declined 20% to $56 million, representing only nine basis points of total assets, and remain among the best in the industry.

"Our net interest margin improved during the second quarter, despite the Federal Reserve aggressively raising interest rates several times so far this year. At 2.52%, the margin was up nine basis points linked-quarter. Excluding the impact from prepayment income, which nearly doubled during the second quarter, the margin was still up three basis points from the previous quarter to 2.38%.

"Our non-interest expenses remain in-check despite the Company continuing to invest in our businesses and hiring more people. Non-interest expenses totaled $138 million for the second quarter, which include $4 million of merger-related expenses. Excluding this, operating expenses were $134 million, unchanged from the previous quarter and up modestly on a year-over-year basis. Our efficiency ratio was 35.57%, down compared to both the prior and year-ago quarters.

"As you can see, we had broad-based strength during the second quarter. None of which would have been possible without the hard work, patience, and long hours on the part of all of our employees.

"Finally, on the Flagstar merger front, we feel very good where we stand right now. Over the past 15 months, both sides have diligently worked together to get us into a strong position to close the deal quickly once all regulatory approvals are received in order to hit the ground running."

DIVIDEND DECLARATION

The Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $9.39 as of July 26, 2022, this represents an annualized dividend yield of 7.2%. The dividend is payable on August 18, 2022 to common stockholders of record as of August 8, 2022.

BALANCE SHEET SUMMARY

At June 30, 2022, total assets were $63.1 billion, up $3.6 billion or 12% annualized compared to December 31, 2021 and up $2.1 billion or 14% annualized compared to March 31, 2022. Both the year-to-date and linked-quarter growth was driven by significant loan and deposit growth, an increase in our cash balances, offset by a decline in wholesale borrowings, while total securities remained relatively unchanged.

Total loans held for investment increased $2.8 billion or 12% annualized compared to December 31, 2021 and were up $1.8 billion or 15% annualized on a linked-quarter basis. This was driven by continued strong growth in the Company's core multi-family portfolio and a significant rebound in growth in our specialty finance portfolio.

On the liability side, total deposits rose $6.2 billion or 35% annualized compared to December 31, 2021 and increased $3.3 billion during the second quarter, to $41.2 billion, also up 35% annualized on a linked-quarter basis. Once again, the deposit growth was driven by our BaaS business and loan-related deposits.

Given the strong deposit growth again during the second quarter, wholesale borrowings declined to $13.7 billion at June 30, 2022, down $2.3 billion or 28% annualized compared to December 31, 2021 and down $1.0 billion on a linked-quarter basis, also down 28% annualized.

Loans

At June 30, 2022, the multi-family portfolio totaled $36.8 billion. This represents $2.2 billion in growth compared to December 31, 2021, up 13% annualized and $1.0 billion in growth or 11% annualized on a linked-quarter basis. Our growth in this segment continues to be driven by market share gains as competition abates, and heightened refinancing activity as market interest rates moved higher during the second quarter.

The specialty finance portfolio grew significantly compared to the previous quarter. At June 30, 2022, the specialty finance portfolio totaled $4.1 billion, up $806 million on a linked-quarter basis or 97% annualized and up $638 million or 36% annualized compared to December 31, 2021. As of June 30, 2022, total commitments in the specialty finance segment were $6.6 billion, up 16% compared to $5.7 billion at March 31, 2022. Of the June 30th amount, 75% or $5 billion are structured as floating rate obligations, which have and will continue to benefit us in a rising rate environment. The strong improvement this quarter was driven largely by higher utilization rates.

The CRE portfolio totaled $6.7 billion, at June 30, 2022, unchanged compared to the levels at both March 31, 2022 and December 31, 2021.

Originations

Loan originations set a new record for the Company during the second quarter of the year. Loan originations for the three months ended June 30, 2022 totaled $5.3 billion. This was up $1.7 billion or 49% compared to the three months ended March 31, 2022 and up $2.2 billion or 72% compared to the three months ended June 30, 2021.

During the current second quarter, multi-family originations totaled $2.9 billion, up $529 million or 22% on a linked-quarter basis and $861 million or 41% on a year-over-year basis. Specialty finance originations totaled $1.9 billion, up $1.2 billion or 194% on a linked-quarter basis and up $1.3 billion or 210% on a year-over-year basis.

For the six months ended June 30, 2022, loan originations increased 57% to $8.8 billion compared to $5.6 billion for the six months ended June 30, 2021. Multi-family originations increased 51% or $1.8 billion to $5.3 billion, while specialty finance originations more than doubled to $2.5 billion compared to $1.1 billion for the six months ended June 30, 2021.

Second quarter originations exceeded the prior quarter's pipeline of $2.5 billion by $2.8 billion or more than double. Approximately 80% of our second quarter originations represented new money to the Bank. In addition, 37% of originations were refinanced from our portfolio; 39% were refinanced from other bank portfolios; and 24% were related to property transactions.

Pipeline

The current pipeline heading into the third quarter of 2022 stands at $2.5 billion. Approximately 72% of the pipeline represents new money to the Bank. The current pipeline includes $1.9 billion of multi-family loans, $269 million of CRE loans, and $355 million of specialty finance loans.

Asset Quality

Non-Performing Assets

Asset quality during the second quarter remained strong. Non-performing assets at June 30, 2022 declined $14 million or 20% to $56 million compared to the previous quarter. This represents 0.09% of total assets compared to 0.11% at March 31, 2022. Total non-performing loans were $50 million, down $13 million or 21% compared to the previous quarter. This represents 0.10% of total loans compared to 0.13% at March 31, 2022. Repossessed assets, consisting primarily of repossessed taxi medallion loans, were $6 million at June 30, 2022, down $1 million from the previous quarter.

Total loans past due 30 to 89 days declined $4 million or 12% to $30 million compared to the previous quarter.

Allowance for Credit Losses

At June 30, 2022, the ACL totaled $216 million, up $19 million compared to the previous quarter, and up $17 million compared to the balance at year-end 2021. At June 30, 2022, the ACL represented 434.11% of NPLs and 0.45% of total loans compared to 313.18% and 0.42%, respectively, at March 31, 2022 and 611.79% and 0.44%, respectively, at December 31, 2021.

Loan Deferral Program Update

At June 30, 2022, deferred loans paying only interest and escrow totaled $139 million, down $143 million or 51% compared to the $282 million the Company reported at March 31, 2022. At both June 30, 2022 and March 31, 2022, the Company did not have any borrowers on full-payment deferral.

Deposits

At June 30, 2022, total deposits were $41.2 billion, up $6.2 billion or 35% on an annualized basis compared to the balance at December 31, 2021 and up $3.3 billion or 35% annualized compared to March 31, 2022. The significant increase in deposits continues to be driven by ongoing growth in our BaaS business and in loan-related deposits.

Interest-bearing checking and money market accounts increased $6.0 billion to $19.2 billion compared to December 31, 2021 and $2.8 billion or 69% annualized compared to March 31, 2022. In addition to growth in BaaS-related deposits, this category includes $4.9 billion of loan-related deposits, primarily from our multi-family and CRE borrowers. This represents growth of $921 million compared to December 31, 2021 or 46% annualized and growth of $494 million compared to March 31, 2022, or 44% annualized. Of the second quarter total amount, $1.6 billion or 33% were business operating accounts compared to $1.2 billion at March 31, 2022.

Our BaaS-related deposits fall primarily under three categories: the traditional BaaS business, consisting largely of fintech company deposits; government banking as a service, serving various municipalities and the U.S. Treasury's prepaid debit card program; and mortgage as a service, which caters to mortgage companies and consists of escrow deposits for principal, interest payments and tax payments.

At June 30, 2022, traditional BaaS deposits totaled $5.5 billion; government BaaS deposits totaled $652 million; and mortgage as a service had $1.6 billion of deposits.

CAPITAL POSITION

The Company's regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification. The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	June 30,	March 31,	June 30,
	2022	2022	2021
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.16%	9.45%	9.84%
Tier 1 risk-based capital ratio	10.22	10.55	11.05
Total risk-based capital ratio	12.00	12.39	13.05
Leverage capital ratio	8.13	8.33	8.25
New York Community Bank
Common equity tier 1 ratio	11.26%	11.65%	12.26%
Tier 1 risk-based capital ratio	11.26	11.65	12.26
Total risk-based capital ratio	11.69	12.07	12.71
Leverage capital ratio	8.96	9.20	9.15

(1) The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

Net Interest Income

For the three months ended June 30, 2022, net interest income increased $28 million on a year-over-year basis to $359 million, up 8%. This was driven by a $42 million or 10% increase in interest income to $473 million, offset slightly by a $14 million or 14% increase in interest expense. This was due to a $4.0 billion or 8% increase in average-interest earnings assets to $57.0 billion (driven primarily by a 10% increase in average loan balances), along with a seven basis point improvement in the average yield to 3.32%. This was combined with a $4.7 billion or 11% increase in average interest-bearing liabilities to $49.8 billion (largely due to a 19% increase in average interest-bearing deposit balances), as well as a four basis point increase in the average cost to 0.92% on a year-over-year basis.

Included in net interest income for the three months ended June 30, 2022 is $20 million of prepayment income compared to $27 million of prepayment income for the three months ended June 30, 2021. Excluding the contribution from prepayment income, net interest income on a non-GAAP basis was $339 million, up $35 million or 12% compared to $304 million in the second quarter of last year.

Net interest income for the six months ended June 30, 2022 totaled $691 million compared to $649 million for the six months ended June 30, 2021, up $42 million or 6%. The six-month results were driven by a $3.7 billion or 7% increase in average interest-earnings assets to $55.8 billion coupled with a four basis point decline in the average yield to 3.24%. This was partially offset by an increase in average interest-bearing liabilities to $48.7 billion, up $3.5 billion or 8% and a four basis point decline in the average cost of funds to 0.87%.

Included in net interest income for the six months ended June 30, 2022, was $31 million of prepayment income compared to $47 million for the six months ended June 30, 2021. Excluding the contribution from prepayment income, net interest income for the six months June 30, 2022 on a non-GAAP basis, totaled $660 million, up 10% compared to $602 million for the six months ended June 30, 2021.

				June 30. 2022
	For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Total interest income	$473	$429	$431	10%	10%
Total interest expense	114	97	100	18%	14%
Net interest income	359	332	331	8%	8%
Less:
Total prepayment income	20	11	27	82%	-26%
Net interest income excluding prepayment income	$339	$321	$304	6%	12%

	For the Six Months Ended
	June 30,	June 30,
	2022	2021	% Change
(dollars in millions)
Total interest income	$902	$854	6%
Total interest expense	211	205	3%
Net interest income	691	649	6%
Less:
Total prepayment income	31	47	-34%
Net interest income excluding prepayment income	$660	$602	10%

Net Interest Margin

For the three months ended June 30, 2022, the NIM increased nine basis points to 2.52% compared to the prior quarter and two basis points compared to the year-ago quarter. Prepayment income contributed 14 basis points to the second quarter NIM, compared to eight basis points in the prior quarter and 12 basis points in the year-ago quarter. Excluding the impact from prepayment income, the second quarter NIM on a non-GAAP basis was 2.38%, up three basis points compared to the prior quarter and unchanged from the year-ago quarter.

For the six months ended June 30, 2022, the NIM was 2.48%, down one basis point compared to the six months ended June 30, 2021. Prepayment income contributed 12 basis points to this period's NIM compared to 14 basis points in the prior year's six-month period. Excluding the impact from prepayment income, the NIM, on a non-GAAP basis, for the six months ended June 30, 2022 was 2.36%, up one basis point compared to the six months ended June 30, 2021.

(Recovery of) Provision for Credit Losses

For the three months ended June 30, 2022, the Company reported a provision for credit losses of $9 million compared to a recovery of credit losses of $2 million in the prior quarter and $4 million in the year-ago quarter. For the current second quarter, the Company recorded a net recovery of $7 million compared to a net charge-off of $2 million in the prior quarter and a net recovery of $6 million during the year-ago quarter.

For the six months ended June 30, 2022, the Company reported a provision for credit losses of $7 million compared to zero for the six months ended June 30, 2021. For the six months ended June 30, 2022, the Company reported net recoveries of $5 million compared to net recoveries of $7 million for the six months ended June 30, 2021.

Pre-Provision Net Revenue

The tables below detail the Company's PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended June 30, 2022, PPNR increased $31 million or 15% to $239 million on a year-over-year basis and $34 million or 17% on a linked-quarter basis. The current second quarter includes $4 million of merger-related expenses compared to $10 million in the year-ago quarter and $7 million in the previous quarter. Excluding this expense, PPNR for the three months ended June 30, 2022 grew $25 million or 11% on a year-over-year basis and $31 million or 15% on a linked-quarter basis to $243 million.

For the six months ended June 30, 2022, PPNR rose 9% to $444 million compared to $408 million for the six months ended June 30, 2021. The first six months of 2022 includes $11 million of merger-related expenses, compared to $10 million during the first six months of 2021. Excluding this expense, PPNR for the six months ended June 30, 2022 was $455 million, up $37 million or 9% compared to the first six months of 2021.

				March 31, 2022
	For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Net interest income	$359	$332	$331	8%	8%
Non-interest income	18	14	16	29%	13%
Total revenues	377	346	347	9%	9%
Total non-interest expense	138	141	139	-2%	-1%
Pre - provision (recovery of) for net revenue (PPNR)	239	205	208	17%	15%
Provision (Recovery of) for credit losses	9	(2)	(4)	-550%	-325%
Income before taxes	230	207	212	11%	8%
Income tax expense	59	52	60	13%	-2%
Net Income	171	155	152	10%	13%
Preferred stock dividends	8	8	8	0%	0%
Net income available to common stockholders	$163	$147	$144	11%	13%

	For the Six Months Ended
	June 30,	June 30,
	2022	2021	% Change
(dollars in millions)
Net interest income	$691	$649	6%
Non-interest income	32	30	7%
Total revenues	723	679	6%
Total non-interest expense	279	271	3%
Pre-provision for net revenue (PPNR)	444	408	9%
Provision for credit losses	7	-	NM
Income before taxes	437	408	7%
Income tax expense	111	111	0%
Net Income	326	297	10%
Preferred stock dividends	16	16	0%
Net income available to common stockholders	$310	$281	10%

Non-Interest Income

For the three months ended June 30, 2022, non-interest income totaled $18 million, up 13% on a year-over-year basis and 29% on a linked-quarter basis. The current second quarter also includes a $1.7 million gain on the sale of our former headquarters building in Westbury, N.Y.

For the six months ended June 30, 2022, non-interest income totaled $32 million, up 7% compared to $30 million for the six months ended June 30, 2021. Included in the current six month period is a $1 million net loss on securities compared to no such gain or loss in the year-ago six month period. The current six month period also includes the aforementioned gain on the sale of our former headquarters.

Non-Interest Expense

For the three months ended June 30, 2022, non-interest expenses totaled $138 million, down 1% compared to the three months ended June 30, 2021 and down 2% on a linked-quarter basis. The current second quarter includes $4 million in merger-related expenses compared to $10 million in the year-ago second quarter and $7 million in the prior quarter. Excluding this item, total operating expenses were $134 million, unchanged from the previous quarter and up $5 million or 4% on a year-over-year basis. The second quarter efficiency ratio was 35.57%, down compared to 38.65% reported for the first quarter of 2022 and 37.11% compared to the second quarter of 2021.

For the six months ended June 30, 2022, non-interest expenses totaled $279 million, up $8 million or 3% compared to $271 million for the first six months of 2021. Merger-related expenses for the first six months ended June 30, 2022 totaled $11 million, up $1 million or 10% compared to $10 million during the first six months ended June 30, 2022. The efficiency ratio for the first six months of 2022 declined to 37.04% compared to 38.46%.

Income Taxes

For the three months ended June 30, 2022, income tax expense totaled $59 million reflecting an effective tax rate of 25.60%, compared to income tax expense of $60 million in the year-ago second quarter, reflecting an effective tax rate of 28.38% and $52 million in the prior quarter, reflecting an effective tax rate of 25.16%. The linked-quarter increase was driven by a higher level of pre-tax income.

For the six months ended June 30, 2022, income tax expense totaled $111 million, unchanged compared to the six months ended June 30, 2021. The effective tax rate for the six months ended June 30, 2022 was 25.39% compared to 27.11% for the six months ended June 30, 2021.

Both the three- and six-month 2021 periods included $2 million of income tax expense due to the revaluation of deferred taxes related to a change in the New York State tax rate.

About New York Community Bancorp, Inc.

Based in Hicksville, N.Y., New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At June 30, 2022, the Company reported assets of $63.1 billion, loans of $48.5 billion, deposits of $41.2 billion, and stockholders' equity of $6.8 billion. Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

In January 2022, the Company announced a Community Benefits Agreement in collaboration with the National Community Reinvestment Coalition ("NCRC") and its members. Under the NCRC agreement, NYCB has committed to provide $28 billion in loans, investments, and other financial support to communities and people of color, low- and moderate-income families and communities, and small businesses. The five-year agreement is subject to the closing of NYCB's pending merger with Flagstar Bancorp, Inc. On April 27, 2022, New York Community Bancorp, Inc. and Flagstar Bancorp, Inc. mutually agreed to extend the termination date of the merger agreement to October 31, 2022.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, July 27, 2022, at 8:30 a.m. (Eastern Time) to discuss its second quarter 2022 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on July 31, 2022 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13730743. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 24, 2022.

Cautionary Statements Regarding Forward-looking Information

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to the pending merger with Flagstar Bancorp, Inc. and the strategic relationship with Figure Technologies, Inc.

Forward-looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our pending merger with Flagstar Bancorp and our strategic relationship with Figure Technologies, Inc.: the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to the pending transactions to terminate the agreements governing such transactions; the outcome of any legal proceedings that may be instituted against the Company or any other party to the transactions; the possibility that the proposed transactions will not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closings are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the possibility that the anticipated benefits of the proposed transactions will not be realized when expected or at all; diversion of management's attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the proposed transactions within the expected timeframes or at all; revenues following the proposed transactions may be lower than expected; and there can be no assurance that the Community Benefits Agreement entered into with NCRC, which is contingent upon the closing of the Company's pending merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	June 30,	December 31,
	2022	2021
	(unaudited)
(dollars in millions, except share data)
Assets
Cash and cash equivalents	$3,277	$2,211
Securities:
Available-for-sale	5,664	5,780
Equity investments with readily
determinable fair values, at fair value	14	16
Total securities	5,678	5,796
Mortgage loans held for investment:
Multi-family	36,797	34,628
Commercial real estate	6,715	6,701
One-to-four family	129	160
Acquisition, development, and construction	195	209
Total mortgage loans held for investment	43,836	41,698
Other loans and leases held for investment:
Specialty Finance	4,146	3,508
Commercial and industrial	549	526
Other loans	6	6
Total other loans and leases held for investment	4,701	4,040
Total loans and leases held for investment	48,537	45,738
Less: Allowance for credit losses on loans and leases	(216)	(199)
Total loans and leases held for investment, net	48,321	45,539
Federal Home Loan Bank stock, at cost	635	734
Premises and equipment, net	252	270
Operating lease right-of-use assets	232	249
Goodwill	2,426	2,426
Other assets	2,272	2,302
Total assets	$63,093	$59,527
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$19,189	$13,209
Savings accounts	9,580	8,892
Certificates of deposit	8,090	8,424
Non-interest-bearing accounts	4,385	4,534
Total deposits	41,244	35,059
Borrowed funds:
Wholesale borrowings	13,650	15,905
Junior subordinated debentures	361	361
Subordinated notes	296	296
Total borrowed funds	14,307	16,562
Operating lease liabilities	232	249
Other liabilities	486	613
Total liabilities	56,269	52,483
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	503	503
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and
490,439,070 shares issued; and 466,243,078 and 465,015,643 shares outstanding, respectively)	5	5
Paid-in capital in excess of par	6,114	6,126
Retained earnings	893	741
Treasury stock, at cost (24,195,992 and 25,423,427 shares, respectively)	(238)	(246)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(436)	(45)
Pension and post-retirement obligations, net of tax	(31)	(31)
Net unrealized gain (loss) on cash flow hedges, net of tax	14	(9)
Total accumulated other comprehensive loss, net of tax	(453)	(85)
Total stockholders' equity	6,824	7,044
Total liabilities and stockholders' equity	$63,093	$59,527

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$424	$393	$386	$817	$769
Securities and money market investments	49	36	45	85	85
Total interest income	473	429	431	902	854

Interest Expense:
Interest-bearing checking and money market accounts	24	8	7	32	16
Savings accounts	10	8	7	18	13
Certificates of deposit	12	11	14	23	32
Borrowed funds	68	70	72	138	144
Total interest expense	114	97	100	211	205
Net interest income	359	332	331	691	649
Provision (Recovery of) for credit losses	9	(2)	(4)	7	-
Net interest income after provision (recovery of) for credit losses	350	334	335	684	649

Non-Interest Income:
Fee income	6	6	6	12	11
Bank-owned life insurance	7	7	8	14	15
Net losses on securities	-	(1)	-	(1)	-
Other income	5	2	2	7	4
Total non-interest income	18	14	16	32	30

Non-Interest Expense:
Operating expenses:
Compensation and benefits	79	80	74	159	152
Occupancy and equipment	22	23	22	45	43
General and administrative	33	31	33	64	66
Total operating expenses	134	134	129	268	261
Merger-related expenses	4	7	10	11	10
Total non-interest expense	138	141	139	279	271
Income before income taxes	230	207	212	437	408
Income tax expense	59	52	60	111	111
Net Income	171	155	152	326	297
Preferred stock dividends	8	8	8	16	16
Net income available to common stockholders	$163	$147	$144	$310	$281

Basic earnings per common share	$0.34	$0.31	$0.30	$0.66	$0.60
Diluted earnings per common share	$0.34	$0.31	$0.30	$0.66	$0.60

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in millions)	2022	2022	2021	2022	2021
Total Stockholders' Equity	$6,824	$6,909	$6,916	$6,824	$6,916
Less: Goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders' equity	$3,895	$3,980	$3,987	$3,895	$3,987

Total Assets	$63,093	$61,005	$57,469	$63,093	$57,469
Less: Goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Tangible Assets	$60,667	$58,579	$55,043	$60,667	$55,043

Average common stockholders' equity	$6,398	$6,543	$6,368	$6,470	$6,369
Less: Average goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Average tangible common stockholders' equity	$3,972	$4,117	$3,942	$4,044	$3,943

Average Assets	$61,988	$59,894	$58,114	$60,946	$57,215
Less: Average goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Average tangible assets	$59,562	$57,468	$55,688	$58,520	$54,789

GAAP MEASURES:
Return on average assets (1)	1.10%	1.04%	1.04%	1.07%	1.04%
Return on average common stockholders' equity (2)	10.18	8.98	9.00	9.58	8.81
Book value per common share	$13.56	$13.72	$13.79	$13.56	$13.79
Common stockholders' equity to total assets	10.02	10.50	11.16	10.02	11.16
NON-GAAP MEASURES:
Return on average tangible assets (1)	1.17%	1.11%	1.09%	1.14%	1.08%
Return on average tangible common stockholders' equity (2)	16.73	14.76	14.54	15.73	14.23
Tangible book value per common share	$8.35	$8.52	$8.57	$8.35	$8.57
Tangible common stockholders' equity to tangible assets	6.42	6.79	7.24	6.42	7.24

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders' equity recorded during that period.

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses related to our pending merger with Flagstar, the CARES Act-related tax benefit, and the revaluation of deferred taxes related to New York State tax rate changes are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(dollars in millions, except per share data)	2022	2021	2022	2021
Net income - GAAP	$171	$152	$326	$297
Merger-related expenses, net of tax(1)	3	10	8	10
Revaluation of deferred taxes related to New York State tax rate change	—	2	—	2
Net income - non-GAAP	174	164	334	309
Preferred stock dividends	8	8	16	16
Net income available to common stockholders - non-GAAP	$166	$156	$318	$293

Diluted earnings per common share - GAAP	$0.34	$0.30	$0.66	$0.60
Diluted earnings per common share - non-GAAP	$0.35	$0.33	$0.67	$0.62

(1) Certain merger-related expenses are non-deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related expenses are non-GAAP financial measures. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding merger-related expenses to the comparable GAAP financial measures of net income for the stated periods:

				June 30, 2022
	For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Net interest income	$359	$332	$331	8%	8%
Non-interest income	18	14	16	29%	13%
Total revenues	377	346	347	9%	9%
Total non-interest expense	138	141	139	-2%	-1%
Pre - provision (recovery of) for net revenue (non-GAAP)	239	205	208	17%	15%
Merger-related expenses	4	7	10	-43%	-60%
Pre - provision (recovery of) for net revenue excluding merger-related expenses (non-GAAP)	243	212	218	15%	11%
Provision (Recovery of) for credit losses	9	(2)	(4)	NM	NM
Merger-related expenses	4	7	10	-43%	-60%
Income before taxes	230	207	212	11%	8%
Income tax expense	59	52	60	13%	-2%
Net Income (GAAP)	$171	$155	$152	10%	13%

	For the Six Months Ended
	June 30,	June 30,
	2022	2021	% Change
(dollars in millions)
Net interest income	$691	$649	6%
Non-interest income	32	30	7%
Total revenues	723	679	6%
Total non-interest expense	279	271	3%
Pre-provision for net revenue (non-GAAP)	444	408	9%
Merger-related expenses	11	10	10%
Pre-provision net revenue excluding merger-related expenses (non-GAAP)	455	418	9%
Provision for credit losses	7	-	NM
Merger-related expenses	11	10	10%
Income before taxes	437	408	7%
Income tax expense	111	111	0%
Net Income (GAAP)	$326	$297	10%

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$47,144	$424	3.61%	$45,807	$393	3.43%	$42,817	$386	3.60%
Securities	6,676	40	2.40	6,538	34	2.12	6,790	43	2.55
Interest-earning cash and cash equivalents	3,209	9	1.04	2,216	2	0.33	3,415	2	0.27
Total interest-earning assets	57,029	$473	3.32%	54,561	$429	3.15%	53,022	$431	3.25%
Non-interest-earning assets	4,959			5,333			5,092
Total assets	$61,988			$59,894			$58,114
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$17,456	$24	0.55%	$13,784	$8	0.24%	$12,699	$7	0.24%
Savings accounts	9,228	10	0.41	9,208	8	0.35	7,487	7	0.36
Certificates of deposit	8,102	12	0.62	8,070	11	0.53	9,154	14	0.58
Total interest-bearing deposits	34,786	46	0.53	31,062	27	0.35	29,340	28	0.38
Borrowed funds	15,009	68	1.81	16,563	70	1.72	15,724	72	1.82
Total interest-bearing liabilities	49,795	$114	0.92%	47,625	$97	0.82%	45,064	$100	0.88%
Non-interest-bearing deposits	4,568			4,397			5,488
Other liabilities	724			826			691
Total liabilities	55,087			52,848			51,243
Stockholders' equity	6,901			7,046			6,871
Total liabilities and stockholders' equity	$61,988			$59,894			$58,114
Net interest income/interest rate spread		$359	2.40%		$332	2.33%		$331	2.37%
Net interest margin			2.52%			2.43%			2.50%
Ratio of interest-earning assets to interest-bearing liabilities			1.15x			1.15x			1.18x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Six Months Ended June 30,
	2022			2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$46,479	$817	3.52%	$42,777	$769	3.60%
Securities	6,607	75	2.26	6,654	82	2.46
Interest-earning cash and cash equivalents	2,715	10	0.75	2,630	3	0.27
Total interest-earning assets	55,801	$902	3.24%	52,061	$854	3.28%
Non-interest-earning assets	5,145			5,154
Total assets	$60,946			$57,215
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$15,629	$32	0.42%	$12,663	$16	0.26%
Savings accounts	9,218	18	0.38	7,102	13	0.37
Certificates of deposit	8,086	23	0.58	9,566	32	0.67
Total interest-bearing deposits	32,933	73	0.45	29,331	61	0.42
Borrowed funds	15,782	138	1.76	15,859	144	1.82
Total interest-bearing liabilities	48,715	$211	0.87%	45,190	$205	0.91%
Non-interest-bearing deposits	4,483			4,372
Other liabilities	775			781
Total liabilities	53,973			50,343
Stockholders' equity	6,973			6,872
Total liabilities and stockholders' equity	$60,946			$57,215
Net interest income/interest rate spread		$691	2.37%		$649	2.37%
Net interest margin			2.48%			2.49%
Ratio of interest-earning assets to interest-bearing liabilities			1.15x			1.15x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in millions except share and per share data)	2022	2022	2021	2022	2021
PROFITABILITY MEASURES:
Net income	$171	$155	$152	$326	$297
Net income available to common stockholders	163	147	144	310	281
Basic earnings per common share	0.34	0.31	0.30	0.66	0.60
Diluted earnings per common share	0.34	0.31	0.30	0.66	0.60
Return on average assets	1.10%	1.04%	1.04%	1.07%	1.04%
Return on average tangible assets (1)	1.17	1.11	1.09	1.14	1.08
Return on average common stockholders' equity	10.18	8.98	9.00	9.58	8.81
Return on average tangible common stockholders' equity (1)	16.73	14.76	14.54	15.73	14.23
Efficiency ratio (2)	35.57	38.65	37.11	37.04	38.46
Operating expenses to average assets	0.86	0.89	0.89	0.44	0.47
Interest rate spread	2.40	2.33	2.37	2.37	2.37
Net interest margin	2.52	2.43	2.50	2.48	2.49
Effective tax rate	25.60	25.16	28.38	25.39	27.11
Shares used for basic common EPS computation	465,811,096	465,138,238	464,092,947	465,476,526	463,695,136
Shares used for diluted common EPS computation	466,800,072	465,946,763	464,894,538	466,375,775	464,393,521
Common shares outstanding at the respective
period-ends	466,243,078	467,024,144	465,056,962	466,243,078	465,056,962

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	June 30,	March 31,	June 30,
	2022	2022	2021
CAPITAL MEASURES:
Book value per common share	$13.56	$13.72	$13.79
Tangible book value per common share (1)	8.35	8.52	8.57
Common stockholders' equity to total assets	10.02%	10.50%	11.16%
Tangible common stockholders' equity to tangible assets (1)	6.42	6.79	7.24

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

				June 30, 2022
				compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021

(dollars in millions, except share data)
Assets
Cash and cash equivalents	$3,277	$2,900	$2,086	13%	57%
Securities:
Available-for-sale	5,664	5,612	6,077	1%	-7%
Equity investments with readily
determinable fair values, at fair value	14	15	16	-7%	-13%
Total securities	5,678	5,627	6,093	1%	-7%
Mortgage loans held for investment:
Multi-family	36,797	35,777	32,565	3%	13%
Commercial real estate	6,715	6,704	6,816	0%	-1%
One-to-four family	129	145	190	-11%	-32%
Acquisition, development, and construction	195	237	187	-18%	4%
Total mortgage loans held for investment	43,836	42,863	39,758	2%	10%
Other loans and leases held for investment:
Specialty Finance	4,146	3,340	3,252	24%	27%
Commercial and industrial	549	549	553	0%	-1%
Other loans	6	6	12	0%	-50%
Total other loans and leases held for investment	4,701	3,895	3,817	21%	23%
Total loans and leases held for investment	48,537	46,758	43,575	4%	11%
Less: Allowance for credit losses on loans and leases	(216)	(197)	(202)	10%	7%
Total loans and leases held for investment and held for sale, net	48,321	46,561	43,373	4%	11%
Federal Home Loan Bank stock, at cost	635	679	686	-6%	-7%
Premises and equipment, net	252	266	278	-5%	-9%
Operating lease right-of-use assets	232	243	256	-5%	-9%
Goodwill	2,426	2,426	2,426	0%	0%
Other assets	2,272	2,303	2,271	-1%	0%
Total assets	$63,093	$61,005	$57,469	3%	10%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$19,189	$16,360	$12,803	17%	50%
Savings accounts	9,580	9,272	7,890	3%	21%
Certificates of deposit	8,090	7,889	8,949	3%	-10%
Non-interest-bearing accounts	4,385	4,433	4,535	-1%	-3%
Total deposits	41,244	37,954	34,177	9%	21%
Borrowed funds:
Wholesale borrowings	13,650	14,680	14,803	-7%	-8%
Junior subordinated debentures	361	361	360	0%	0%
Subordinated notes	296	296	296	0%	0%
Total borrowed funds	14,307	15,337	15,459	-7%	-7%
Operating lease liabilities	232	243	256	-5%	-9%
Other liabilities	486	562	661	-14%	-26%
Total liabilities	56,269	54,096	50,553	4%	11%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; Series A)	503	503	503	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized)	5	5	5	0%	0%
Paid-in capital in excess of par	6,114	6,107	6,111	0%	0%
Retained earnings	893	809	617	10%	45%
Treasury stock, at cost	(238)	(231)	(245)	3%	-3%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(436)	(260)	1	68%	NM
Pension and post-retirement obligations, net of tax	(31)	(31)	(54)	0%	-43%
Net unrealized gain (loss) on cash flow hedges, net of tax	14	7	(22)	100%	-164%
Total accumulated other comprehensive loss, net of tax	(453)	(284)	(75)	60%	504%
Total stockholders' equity	6,824	6,909	6,916	-1%	-1%
Total liabilities and stockholders' equity	$63,093	$61,005	$57,469	3%	10%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

				June 30. 2022
	For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021

(dollars in millions, except per share data)
Interest Income:
Loans and leases	$424	$393	$386	8%	10%
Securities and money market investments	49	36	45	36%	9%
Total interest income	473	429	431	10%	10%

Interest Expense:
Interest-bearing checking and money market accounts	24	8	7	200%	243%
Savings accounts	10	8	7	25%	43%
Certificates of deposit	12	11	14	9%	-14%
Borrowed funds	68	70	72	-3%	-6%
Total interest expense	114	97	100	18%	14%
Net interest income	359	332	331	8%	8%
Provision (Recovery of) for credit losses	9	(2)	(4)	-550%	-325%
Net interest income after provision (recovery of) for credit losses	350	334	335	5%	4%

Non-Interest Income:
Fee income	6	6	6	0%	0%
Bank-owned life insurance	7	7	8	0%	-13%
Net losses on securities	-	(1)	-	-100%	NM
Other income	5	2	2	150%	150%
Total non-interest income	18	14	16	29%	13%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	79	80	74	-1%	7%
Occupancy and equipment	22	23	22	-4%	0%
General and administrative	33	31	33	6%	0%
Total operating expenses	134	134	129	0%	4%
Merger-related expenses	4	7	10	-43%	-60%
Total non-interest expense	138	141	139	-2%	-1%
Income before income taxes	230	207	212	11%	8%
Income tax expense	59	52	60	13%	-2%
Net Income	171	155	152	10%	13%
Preferred stock dividends	8	8	8	0%	0%
Net income available to common stockholders	$163	$147	$144	11%	13%

Basic earnings per common share	$0.34	$0.31	$0.30	10%	13%
Diluted earnings per common share	$0.34	$0.31	$0.30	10%	13%
Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						June 30, 2022 compared to
	June 30,		March 31,		June 30,		March 31,		June 30,
	2022		2022		2021		2022		2021
(dollars in millions)
Total Interest Income	$473		$429		$431		10%		10%
Prepayment Income:
Loans	$19		$11		$22		73%		-14%
Securities	1		—		5		NM		-80%
Total prepayment income	$20		$11		$27		82%		-26%
GAAP Net Interest Margin	2.52%		2.43%		2.50%		9	bp	2	bp
Adjustments:
Less prepayment income from loans	-13	bp	-8	bp	-17	bp	-5	bp	4	bp
Less prepayment income from securities	-1		—		-3		-1	bp	2	bp
Add excess liquidity	—		—		8		0	bp	8	bp
Total prepayment income contribution to net interest margin	-14	bp	-8	bp	-12	bp	-6	bp	-2	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.38%		2.35%		2.38%		3	bp	0	bp

	For the Six Months Ended
	June 30,		June 30,
	2022		2021		% Change
(dollars in millions)
Total Interest Income	$902		$854		6%
Prepayment Income:
Loans	$30		$41		-27%
Securities	1		6		-83%
Total prepayment income	$31		$47		-34%
GAAP Net Interest Margin	2.48%		2.49%		1	bp
Adjustments:			.
Less prepayment income from loans	-11	bp	-16	bp	5	bp
Less prepayment income from securities	-1		-2		1	bp
Add excess liquidity	-		4		(4)	bp
Total prepayment income contribution to net interest margin	-12	bp	-14	bp	2	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.36%		2.35%		1	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison to, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT

				June 30, 2022
	For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$2,939	$2,410	$2,078	22%	41%
Commercial real estate	213	281	70	-24%	204%
One-to-four family residential	82	62	46	32%	78%
Acquisition, development, and construction	32	40	70	-20%	-54%
Total mortgage loans originated for investment	3,266	2,793	2,264	17%	44%

Other Loans Originated for Investment:
Specialty Finance	1,877	638	606	194%	210%
Other commercial and industrial	116	102	193	14%	-40%
Other	1	2	2	-50%	-50%
Total other loans originated for investment	1,994	742	801	169%	149%
Total Loans Originated for Investment	$5,260	$3,535	$3,065	49%	72%

	For the Six Months Ended
	June 30,	June 30,
	2022	2021	% Change
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$5,349	$3,544	51%
Commercial real estate	494	513	-4%
One-to-four family residential	144	68	112%
Acquisition, development, and construction	72	76	-5%
Total mortgage loans originated for investment	6,059	4,201	44%

Other Loans Originated for Investment:
Specialty Finance	2,515	1,147	119%
Other commercial and industrial	218	256	-15%
Other	3	3	0%
Total other loans originated for investment	2,736	1,406	95%
Total Loans Originated for Investment	$8,795	$5,607	57%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY

The following table presents the Company's non-performing loans and assets at the respective dates:

				June 30, 2022
				compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
(dollars in millions)	2022	2022	2021	2022	2021
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$18	$22	$9	-18%	100%
Commercial real estate	27	35	12	-23%	125%
One-to-four family residential	—	—	2	NM	NM
Acquisition, development, and construction	—	—	—	NM	NM
Total non-accrual mortgage loans	45	57	23	-21%	96%
Other non-accrual loans (1)	5	6	9	-17%	-44%
Total non-performing loans	50	63	32	-21%	56%
Repossessed assets (2)	6	7	8	-14%	-25%
Total non-performing assets	$56	$70	$40	-20%	40%

(1) Includes $4 million, $5 million and $9 million of non-accrual taxi medallion-related loans at June 30, 2022, March 31, 2022, and June 30, 2021, respectively.
(2) Includes $4 million, $4 million and $5 million of repossessed taxi medallions at June 30, 2022,
March 31, 2022 and June 30, 2021, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	June 30,	March 31,	June 30,
	2022	2022	2021

Non-performing loans to total loans	0.10%	0.13%	0.07%
Non-performing assets to total assets	0.09	0.11	0.07
Allowance for losses on loans to non-performing loans	434.11	313.18	641.41
Allowance for losses on loans to total loans	0.45	0.42	0.46

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				June 30, 2022
				compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Loans 30 to 89 Days Past Due:
Multi-family	$20	$23	$9	-13%	122%
Commercial real estate	1	4	15	-75%	-93%
One-to-four family residential	7	7	—	0%	NM
Acquisition, development, and construction	—	—	—	NM	NM
Other	2	—	11	NM	-82%
Total loans 30 to 89 days past due	$30	$34	$35	-12%	-14%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Charge-offs:
Multi-family	$—	$—	$1	$—	$2
Commercial real estate	—	4	—	4	—
One-to-four family residential	—	—	—	—	—
Acquisition, development and construction	—	—	—	—	—
Other (1)	—	—	—	—	3
Total charge-offs	$—	$4	$1	$4	$5

Recoveries:
Multi-family	$—	$—	$—	$—	$-
Commercial real estate	(4)	—	(2)	(4)	(2)
One-to-four family residential	—	—	—	—	—
Acquisition, development and construction	—	—	—	—	—
Other (1)	(3)	(2)	(5)	(5)	(10)
Total recoveries	(7)	(2)	(7)	(9)	(12)

Net charge-offs (recoveries)	$(7)	$2	$(6)	$(5)	$(7)

Net charge-offs (recoveries) to average loans (2)	(0.01)%	0.00%	(0.01)%	(0.01)%	(0.02)%

(1) Includes taxi medallion loans of $(3) million, $(2) million and $(1) million respectively for the three months ended June 30, 2022,
March 31, 2022, and June 30, 2021, and $(5) million and $1 million, respectively for the six months ended June 30, 2022 and 2021.
(2) Three and six months ended presented on a non-annualized basis.